Rockwell Medical Announces Second Quarter 2023 Results
•Net sales for the six months ended June 30, 2023 was $37.7 million, an 8% increase over $34.8 million for the same period in 2022.
•Gross profit for the six months ended June 30, 2023 was $3.6 million, a 260% increase over $1.0 million for the same period in 2022. Gross margin for the six months ended June 30, 2023 was approximately 10%, a 233% increase over 3% for the same period in 2022.
•Subsequent to the second quarter of 2023, Rockwell Medical acquired a profitable and fully automated hemodialysis concentrates business from Evoqua Water Technologies. The acquisition significantly expands Rockwell Medical's geographic footprint, customer base, and product offerings. At the time of the transaction, Evoqua generated annual revenue of $18 million and $3.3 million in annual EBITDA. Along with synergies, Rockwell Medical expects this business to deliver 20% to 22% EBITDA margin to the Company.
•With the completion of the Evoqua hemodialysis concentrates business acquisition, Rockwell Medical increased its 2023 net sales guidance from between $78.0 million and $82.0 million to between $82.0 million and $86.0 million; and is increasing 2023 gross profit guidance from between $7.0 million and $9.0 million to between $8.0 million and $10.0 million.
•Rockwell Medical expects to achieve profitability from operations in the fourth quarter of 2023 and going forward.

Wixom, Michigan, August 14, 2023 – Rockwell Medical, Inc. (the "Company") (Nasdaq: RMTI), a healthcare company that develops, manufactures, commercializes, and distributes a portfolio of hemodialysis products to dialysis providers worldwide, today announced financial results and business updates for the three and six months ended June 30, 2023.
"In just over a year, we have made great strides in increasing revenue, reducing expenses, and driving the Company towards profitability," said Mark Strobeck, Ph.D., Rockwell Medical’s President and CEO. "By acquiring Evoqua Water Technologies' profitable, revenue-generating hemodialysis concentrates business, we now expect to be profitable in the fourth quarter of 2023 and going forward. This puts Rockwell Medical in a stronger, more stable financial position to further enhance shareholder value and pursue additional growth opportunities."
FINANCIAL HIGHLIGHTS
•Net sales for the six months ended June 30, 2023 were $37.7 million, which represents an 8% increase over $34.8 million for the same period in 2022. Overall, product revenue for the six months ended June 30, 2023 was $36.1 million compared to product revenue of $33.1 million for the three months ended June 30, 2022, an increase of $3.0 million. Net sales for the three months ended June 30, 2023 were $18.1 million compared to net sales of $19.7 million for the three months ended March 31, 2023 and $18.7 million for the second quarter in 2022. The difference between first quarter 2023 net sales and second quarter 2023 net sales is a result of product revenue recognition timing.
•Gross profit for the six months ended June 30, 3023 was $3.6 million, a 278% increase over $1.0 million for the same period in 2022. Gross profit increased by $2.6 million primarily due to restructuring of supply contracts, onboarding of new customers, increased pricing to other customers, and recognition of the remaining deferred revenue related to the termination of the Baxter distribution agreement. Gross profit for the three months ended June 30, 2023 was $1.0 million compared to gross profit of $2.6 million for the three months ended March 31, 2023 and $1.7 million for the second quarter of 2022. The difference between first quarter 2023 gross profit and second quarter 2023 gross profit is a result of product revenue recognition timing.
•For the six months ended June 30, 2023, Rockwell's net loss was $5.1 million compared to $12.1 million for the same period in 2022. For the three months ended June 30, 2023, Rockwell's net loss was $3.3 million, or $0.18** per share, compared with a net loss of $5.0 million, or $0.43** per share for the same period in 2022.
•Cash and cash equivalents and investments available-for-sale at June 30, 2023 was $14.9 million compared to cash and cash equivalents and investments available-for-sale of $16.8 million at March 31, 2023 and $21.5 million at December 31, 2022. On July 10, 2023, which was after the end of the second quarter of 2023, Rockwell received gross proceeds of approximately $13.8 million from the exercise of warrants, which the Company used to fund the Evoqua hemodialysis concentrates business acquisition. Rockwell acquired from Evoqua substantially all of the assets related to Evoqua's business of manufacturing, marketing, distributing, and selling hemodialysis concentrates products in powder and liquid form for $11.0 million up front in cash plus approximately $1.2 million for the estimated inventory amount. Following the close of the Evoqua transaction and taking into account the exercised warrants, Rockwell had approximately $16.2 million in cash and cash equivalents and investments available-for-sale on a pro forma basis.
Financial Highlights

	Three Months Ended June 30		Six Months Ended June 30
(In Thousands, Except Per Share Amounts)	2023	2022	2023	2022
Net Sales	$18,080	$18,682	$37,748	$34,806

Gross Profit	1,033	1,745	3,632	960

Net Loss	(3,305)	(4,967)	(5,055)	(12,128)

Adjusted EBITDA*	(2,257)	(3,363)	(3,234)	(10,028)

Basic and Diluted Net Loss per Share **	$(0.18)	$(0.43)	$(0.27)	$(1.20)
*     See reconciliation to GAAP financial measures in the tables below.
** Please see the "Loss Per Share" section in Note 3 on Form 10-Q filed August 14, 2023 for more details on what is included in the basic and diluted net loss per share calculation.

BUSINESS HIGHLIGHTS
•Rockwell Medical entered into three-year co-promotion services agreement with B. Braun Medical Inc. As part of the agreement, Rockwell Medical designated B. Braun as an independent, non-exclusive representative to promote the Company's hemodialysis concentrates products to dialysis providers in the United States, with a focus on the west coast. All terms of the sale of any Rockwell Medical product, including price, delivery schedule, and terms and conditions, are set by Rockwell Medical, in the Company's sole discretion. All orders will be directed to, and processed by, Rockwell Medical. B. Braun will receive a fee for any sales generated by its promotional efforts.
•Rockwell Medical was added to the Russell Microcap Index.
•Rockwell Medical expanded its international footprint for its hemodialysis concentrates products through several multi-year distribution and user agreements. New geographies include the United Arab Emirates, Chile, St. Lucia, Costa Rica, and Grenada. Rockwell has a large and growing international business and currently sells its hemodialysis concentrates products in 29 countries throughout North America, South America, Asia and Africa.
•Rockwell Medical’s subsidiary, Rockwell Transportation (DOT #685854) received the highest safety rating by the Federal Motor Carrier Safety Administration ("FMCSA"), an Operating Administration within the U.S. Department of Transportation. Safety ratings are based on an evaluation of a motor carrier's compliance with the safety fitness standard as described in 49 CFR 385, Appendix B.
•During and subsequent to the second quarter of 2023, Rockwell undertook workforce and cost reductions as part of its continued business restructuring.
•On July 10, 2023, Rockwell Medical acquired the hemodialysis concentrates business from Evoqua. Under the terms of the agreement, Rockwell Medical acquired Evoqua's concentrates business which includes all contracts, all intellectual property, all U.S. Food and Drug Administration 510(k) clearances, and all assets primarily associated with, and related to, Evoqua's concentrates business nationwide, including liquid and powder bicarbonate and liquid acid. Evoqua's operations are fully automated and afford Rockwell the potential to manufacture its hemodialysis concentrates products at a lower cost and add significant capacity to the Company's production line. By assuming responsibility for Evoqua’s concentrates customer contracts, Rockwell has further expanded its footprint in the United States and assumed a larger market share of the already growing hemodialysis concentrates market. Additionally, the Company is now the leading supplier of liquid bicarbonate products to dialysis centers in the United States.
2023 GUIDANCE

With the addition of Evoqua's hemodialysis concentrates business, which closed on July 10, 2023, and after evaluating the expected synergies between Rockwell Medical's and Evoqua's hemodialysis concentrates businesses and product lines, the Company updates its 2023 guidance as follows:
•Net Sales — The Company increased its 2023 net sales guidance from between $78.0 million and $82.0 million to between $82.0 million and $86.0 million. Rockwell Medical anticipates that third quarter 2023 net sales will be between $21.0 million and $23.0 million.
•Gross Profit — The Company is increasing its 2023 gross profit guidance from between $7.0 million and $9.0 million to between $8.0 million and $10.0 million.
•Profitability — Since Rockwell Medical announced its updated business strategy in November 2022, the Company provided guidance that it expected to achieve profitability in 2024. Rockwell Medical is updating its guidance on profitability and now expects the Company to be profitable in the fourth quarter 2023 and going forward.

	Initial 2023 Guidance	Updated 2023 Guidance
Net Sales	$78.0 Million to $82.0 Million	$82.0 Million to $86.0 Million
Gross Profit	$7.0 Million to $9.0 Million	$8.0 Million to $10.0 Million

CONFERENCE CALL AND WEBCAST DETAILS
Date: Monday, August 14, 2023
Time: 8:00am ET
Live Number: (888) 660-6347 // (International) 1 (929) 201-6594
Conference Call ID: 4944610
Webcast and Replay: www.RockwellMed.com/Results
Speakers:
•Mark Strobeck, Ph.D. — President and Chief Executive Officer; and
•Paul McGarry, CPA — SVP, Finance and Chief Accounting Officer.
Format: Discussion of second quarter 2023 operational and financial results followed by Q&A.

About Rockwell Medical
Rockwell Medical, Inc. (Nasdaq: RMTI) is a healthcare company that develops, manufactures, commercializes, and distributes a portfolio of hemodialysis products for dialysis providers worldwide. Rockwell Medical's mission is to provide dialysis clinics and the patients they serve with the highest quality products supported by the best customer service in the industry. Rockwell is focused on innovative, long-term growth strategies that enhance its products, its processes, and its people, enabling the Company to deliver exceptional value to the healthcare system and provide a positive impact on the lives of hemodialysis patients. Hemodialysis is the most common form of end-stage kidney disease treatment and is typically performed at freestanding outpatient dialysis centers, hospital-based outpatient centers, skilled nursing facilities, or in a patient’s home. Rockwell Medical's products are vital to vulnerable patients with end-stage kidney disease, and the Company is relentless in providing unmatched reliability and customer service. Rockwell Medical is the second largest supplier of acid and bicarbonate concentrates for dialysis patients in the United States and intends to become the leading global supplier of hemodialysis concentrates. Certified as a Great Place to Work® in 2023, Rockwell Medical is Driven to Deliver Life-Sustaining Dialysis SolutionsTM. For more information, visit www.RockwellMed.com.
Forward-Looking Statements
Certain statements in this press release may constitute "forward-looking statements" within the meaning of the federal securities laws. Words such as, "may," "might," "will," "should," "believe," "expect," "anticipate," "estimate," "continue," "could," "can," "would," "develop," "plan," "potential," "predict,"

"forecast," "project," "intend," "look forward to," "remain confident," “guidance,” or the negative of these terms, and similar expressions, or statements regarding intent, belief, or current expectations, are forward looking statements. There can be no assurance that: Rockwell Medical will grow its hemodialysis concentrates business and further improve its performance; Rockwell Medical will be able to enhance the economics in its current customer agreements; Rockwell Medical will add new long-term supply agreements with new customers and will transition Baxter customers; Rockwell Medical will achieve its projected total net sales and gross profit for 2023; Rockwell Medical will be able to achieve planned cost savings to operate its concentrates business profitability or achieve the other components of its strategy; Rockwell Medical will achieve profitability in the fourth quarter of 2023; Rockwell Medical will expand into new product categories and markets; Rockwell Medical will be successful in evaluating potential business development opportunities; that Rockwell Medical will realize benefits from the Baxter transition; Rockwell Medical will successfully integrate the Evoqua hemodialysis concentrates business and realize synergies and cost savings from that acquisition; or Rockwell Medical’s future cash balance will be sufficient to fund operations going forward. While Rockwell Medical believes these forward-looking statements are reasonable, undue reliance should not be placed on any such forward-looking statements, which are based on information available to us on the date of this release. These forward-looking statements are based upon current estimates and assumptions and are subject to various risks and uncertainties (including, without limitation, those set forth in Rockwell Medical's SEC filings), many of which are beyond our control and subject to change. Actual results could be materially different. Risks and uncertainties include but are not limited to those risks more fully discussed in the "Risk Factors" section of our Annual Report on Form 10-K for the year ended December 31, 2022, as such description may be amended or updated in any subsequent reports filed with the SEC. Rockwell Medical expressly disclaims any obligation to update our forward-looking statements, except as may be required by law.
Non-GAAP Financial Measures
To supplement the Company’s financial results presented on a U.S. generally accepted accounting principles (“GAAP”) basis, the Company has included information about non-GAAP measures of EBITDA and adjusted EBITDA as useful operating metrics. The Company believes that the presentation of these non-GAAP financial measures, when viewed with results under GAAP and the accompanying reconciliation, provides supplementary information to analysts, investors, lenders, and the Company’s management in assessing the Company’s performance and results from period to period. The Company uses these non-GAAP measures internally to understand, manage and evaluate the Company’s performance. These non-GAAP financial measures should be considered in addition to, and not a substitute for, or superior to, net income or other financial measures calculated in accordance with GAAP. Non-GAAP financial measures used by us may be calculated differently from, and therefore may not be comparable to, non-GAAP measures used by other companies.
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CONTACT:
Heather R. Hunter
SVP, Chief Corporate Affairs Officer
(248) 432-1362
IR@RockwellMed.com

Financial Tables Follow
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ROCKWELL MEDICAL, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars In Thousands)
	June 30,	December 31,
	2023	2022
	(Unaudited)

Cash and Cash Equivalents	$14,865	$21,492
Total Assets	$38,037	$46,635
Total Liabilities	$28,509	$32,529
Total Stockholders’ Equity	$9,528	$14,106

Common Stock Outstanding	16,795,673	12,163,673
Common stock and common stock equivalents*	32,033,132	31,356,373

*Common stock and common stock equivalents:
Common stock	16,795,673	12,163,673
Common stock warrants (pre-funded)	1,793,000	6,300,000
Common stock and pre-funded stock warrants	18,588,673	18,463,673
Preferred stock converted	1,363,636	1,363,636
Options to purchase common stock	1,570,599	1,206,905
Restricted stock awards	891	891
Restricted stock units	313,065	125,000
Common stock warrants	10,196,268	10,196,268
Total common stock and common stock equivalents	32,033,132	31,356,373

Our capital structure as of August 14, 2023, which includes the Warrant Exercise and Reload Warrant transaction executed on July 10, 2023 is as follows:

Common Stock Outstanding:
Total Outstanding Common Stock	28,489,663

Common Stock Equivalents Outstanding:
Options and unvested RSU's	1,884,555
Preferred Stock - convertible to common at $11 per share	1,363,636
Warrants
- Armistice Warrant Reload - strike $5.13 per share - exp. Dec 2027	3,750,000
- All other warrants	295,278
Total Common Stock equivalents	7,293,469

Total - Fully Diluted Shares	35,783,132

ROCKWELL MEDICAL, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(In Thousands, Except Shares and Per Share Amounts)
	Three Months Ended June 30, 2023	Three Months Ended June 30, 2022	Six Months Ended June 30, 2023	Six Months Ended June 30, 2022

Net Sales	$18,080	$18,682	$37,748	$34,806
Cost of Sales	17,047	16,937	34,116	33,846
Gross Profit (Loss)	1,033	1,745	3,632	960
Research and Product Development	167	926	445	2,494
Selling and Marketing	530	526	1,028	981
General and Administrative	3,295	4,775	6,545	8,592
Operating Loss	(2,959)	(4,482)	(4,386)	(11,107)

Other (Expense) Income
Realized Gain on Investments	—	—	—	4
Interest Expense	(395)	(485)	(782)	(1,025)
Interest Income	49	—	113	—
Total Other Expense	(346)	(485)	(669)	(1,021)

Net Loss	$(3,305)	$(4,967)	$(5,055)	$(12,128)

Basic and Diluted Net Loss per Share	$(0.18)	$(0.43)	$(0.27)	$(1.20)
Basic and Diluted Weighted Average Shares Outstanding	18,496,640	11,591,768	18,480,248	10,076,415

Reconciliation to GAAP Financial Measures
Adjusted EBITDA
	Three Months Ended June 30		Six Months Ended June 30
(in thousands)	2023	2022	2023	2022
Net Loss	$(3,305)	$(4,967)	$(5,055)	$(12,128)
Income taxes	—	—	—	—
Interest expense, net	303	393	603	837
Depreciation and amortization	262	232	512	462

EBITDA	(2,740)	(4,342)	(3,940)	(10,829)

One time severance costs	171	884	201	884
Stock-based compensation	312	95	505	(83)

Adjusted EBITDA	$(2,257)	$(3,363)	$(3,234)	$(10,028)